Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
August 28, 2007	Tim Taylor
Chief Financial Officer
(773)832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES ANNOUNCES
QUARTERLY DIVIDEND
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced that the Board of Directors declared a quarterly cash dividend on common stock of $0.25 per share. Corus’ third quarter cash dividend will be paid to shareholders of record as of September 26, 2007, and will begin trading ex-dividend on September 24, 2007. The dividend will be paid on October 9, 2007.
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). Corus Bank, N.A., is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans. Corus also provides financing for hotel, office, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $8.0 billion. Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $180 million. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
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